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                                                                     Exhibit 5


                       [Letterhead of Coudert Brothers]





October  29,  1997



Penn  Octane  Corporation
900  Veterans  Boulevard
Redwood  City,  California    94063

Dear  Gentlemen:

          We are rendering our opinion with respect to the legality of the 150,000 shares of Common Stock, par value of $.01 per share (the "Shares"), of Penn Octane Corporation, a Delaware corporation (the "Company"), being registered under the Securities Act of 1933 on the Company's Registration Statement on Form S-8 (the "Registration Statement"). The Shares constitute additional shares of Common Stock which have been reserved for issuance upon the exercise of options granted or to be granted under the Company's 1997 Stock Award Plan (the "Plan").

          As counsel for the Company, we are familiar with the corporate proceedings taken by the Company in connection with the authorization for issuance of the Shares, and we have examined such corporate records of the Company and other documents as we deem necessary for purposes of the opinion herein expressed.

          Based on the foregoing, and having regard for the legal considerations we deem relevant, we are of the opinion that the Shares, upon issuance in accordance with the terms of the Plan, will constitute legally and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

          We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.


                                   Very  truly  yours,



                                   Coudert  Brothers